SECOND AMENDMENT TO NOTE

This Second Addendum (the “Addendum”) to the Promissory Note (the “Note”), dated as of March 2, 2009, in the original principal amount of up to $750,000 made by Saker Aviation Services, Inc. (f/k/a FirstFlight, Inc.), a Nevada corporation (the “Company”) to EuroAmerican Investment Corp., a New York corporation (the “Holder”), is entered into as of this 5th day of May, 2011.

WHEREAS, the Maturity Date (as defined in the Note) of the Note is February 27, 2011;

WHEREAS, the First Amendment extended the Maturity Date to March 1, 2012; and

WHEREAS, the Holder and the Company have agreed to extend the Maturity Date to May 1, 2012;

NOW THEREFORE, for $100 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           The Note shall be deemed amended such that the “Maturity Date” shall mean May 1, 2012.

2.           Except as otherwise specifically provided for herein, the terms of the Note shall be unmodified and shall remain in full force and effect.

[SIGNATURES TO THIS ADDENDUM APPEAR ON
THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the day first above written.

EUROAMERICAN INVESTMENT CORP.

By:	/s/ William B. Wachtel
Name: William B. Wachtel
Title: President

SAKER AVIATION SERVICES, INC.

By:	/s/ Ronald J. Ricciardi
Name: Ronald J. Ricciardi
Title: President and CEO

The undersigned guarantors of the Note hereby consent to the extension set forth herein.

/s/ William B. Wachtel
William B. Wachtel

/s/ Alvin S. Trenk
Alvin S. Trenk